Exhibit 99.1
CONNETICS FILES RESTATED FINANCIAL RESULTS
Reports Results for First Quarter 2006
Provides Update on Convertible Senior Notes and NASDAQ Listing Compliance
PALO ALTO, Calif. (July 25, 2006) — Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today announced that it has completed and filed with the U.S. Securities and Exchange Commission an amended Annual Report on Form 10-K/A for the year ended December 31, 2005, including prior period restatements for 2001 to 2005, and its Quarterly Report on Form 10-Q for the three months ended March 31, 2006.
As announced on May 3, 2006, Connetics determined that its previously filed consolidated financial statements should no longer be relied upon due to errors in the accounting for accruals for estimated rebates and chargebacks for its products. In connection with its review and evaluation of its product-related accruals, Connetics also reviewed its methodology for estimating future product returns. As a result of this evaluation, Connetics determined that its product returns accrual was understated for prior years.
The effect of the restatement for 2005 was a reduction in net revenues of $7.9 million and a reduction in net income of $7.8 million. The net effect of the restatement for years 2001 through 2004 was a reduction in net revenues of $3.2 million and a reduction in net income of $3.0 million. Through December 31, 2005, the cumulative impact of this restatement on net revenues was $11.1 million, with $7.4 million related to accruals for rebates and chargebacks and $3.7 million related to accruals for returns.
The table below summarizes the key income statement results of the restatement for the three years ended December 31, 2005. Unaudited adjustments for years 2001 and 2002 are detailed in Connetics’ amended Annual Report on Form 10-K/A.

Connetics Corporation
Selected Consolidated Financial Data
(in thousands, except per share amounts)

	Years Ended December 31,
	2005		2004		2003
	(As		(As		(As
	Previously		Previously		Previously
	Reported)	(Restated)	Reported)	(Restated)	Reported)	(Restated)
Net revenues	$184,264	$176,369	$144,355	$143,218	$75,331	$75,164

Net income (loss)	$33,958	$26,121	$19,015	$17,935	$(4,100)	$(4,157)

Net income (loss) per share:
Basic	$0.97	$0.75	$0.54	$0.51	$(0.13)	$(0.13)

Diluted	$0.89	$0.70	$0.51	$0.48	$(0.13)	$(0.13)

Reasons for the Restatement
Connetics has restated its consolidated financial statements as of and for the five years ended December 31, 2005 including the related interim and annual periods. The restatement is the result of errors in accounting for accruals of estimated product-related rebates, chargebacks and returns in accordance with accounting principles generally accepted in the United States, or GAAP. The Company engaged external consultants to assist management in conducting an evaluation of the errors made in connection with estimating accruals for rebates, chargebacks and returns on its products.
As part of its procedures to prepare for closing the first quarter of 2006 financial statements, in March and April 2006, Connetics revised its accounting process for estimating revenue-related reserves, including rebates and chargebacks. In this process, management determined that the Company’s rebate and chargeback accruals had not been adequately capturing the full liability associated with product inventory in the distribution channel. The revised rebate and chargeback methodology is designed to fully capture the liability for (1) incurred-but-uninvoiced rebates and unprocessed chargebacks and (2) future rebate and chargebacks associated with product inventory in the distribution channel at period end. The revised methodology also addresses other factors such as anticipated product price increases and estimated future usage of the Company’s products by Medicaid programs and managed care organizations.
In the course of its evaluation of revenue reserves in prior years, management decided to apply the same resources to evaluate the methodology for estimating accruals for product returns, and determined that the methodology used to estimate future product returns contained errors and had resulted in understatements of returns accruals. The revised methodology estimates the return rate on the most recent three years’ data, resulting in an estimated rate that is more responsive to current return trends, assesses the risk of return on a production lot basis, and applies the estimated return rate to the units at risk for return.
In connection with this review and restatement, Connetics identified and corrected other restatement items, primarily third-party royalties due on its products and the related tax effect on its consolidated financial statements.

Summary of Material Weakness and Remediation Program
Due to the errors in accounting for rebate, chargeback and return accruals, Connetics identified two material weaknesses in internal control over financial reporting at December 31, 2005 and reported those to its Audit Committee of the Board of Directors. See “Item 9A. Controls and Procedures” in Connetics’ amended Annual Report on Form 10-K/A filed July 25, 2006 for a description of these matters, and of certain remediation measures that Connetics has implemented or plans to implement during 2006, as well as additional steps Connetics is considering to strengthen its internal control over financial reporting and to enhance the Company’s overall corporate governance.
First Quarter 2006 Results
Financial results discussed below fully reflect the impact of prior-period restatements.
Net income for the first quarter ended March 31, 2006 was $1.1 million, or $0.03 per share on a diluted basis, including stock-based compensation expense of $1.4 million, or $0.04 per diluted share, reflecting the adoption of SFAS 123R, accounting for stock-based compensation, as of January 1, 2006. On a non-GAAP basis and excluding stock-based compensation, net income for the first quarter of 2006 was $2.5 million, or $0.07 per diluted share.
Total revenues for the first quarter of 2006 were $47.1 million, compared with total revenues of $40.4 million in the first quarter of 2005. First quarter product revenues included Soriatane® sales of $18.2 million, OLUX® sales of $14.8 million, Evoclin® sales of $7.9 million and Luxíq® sales of $6.0 million. Royalty and contract revenues for the quarter were $184,000.
Selling, general and administrative (SG&A) expenses for the first quarter of 2006 increased to $30.4 million from $27.8 million in the first quarter of 2005. SG&A expenses included costs for the Company’s new pediatric sales organization which was acquired in the first quarter, and stock-based compensation of $1.2 million. Research and development (R&D) expenses for the first quarter of 2006 were $8.2 million, compared with $5.9 million in the 2005 first quarter. The increase reflects the Company’s late-stage clinical and regulatory activities, including the user fee for the NDA submission for Primolux™ and Extina® clinical costs, as well as stock-based compensation of $245,000.
Connetics’ cash and investments, including restricted cash, as of March 31, 2006 totaled $248.3 million.
Convertible Senior Notes
With the filing of the Form 10-Q for the first quarter 2006, the Company has cured the previously disclosed default under the indentures governing its 2008 and 2015 Convertible Senior Notes. While Connetics received the requisite consents to amend the indenture governing the 2008 Notes, the Company will not be required to make any additional payments to the noteholders under the terms of that consent. In addition, because the Company met the filing deadline of July 25, 2006 the 2015 noteholders will not have the right to accelerate the notes under their indenture.
NASDAQ Compliance Update
On May 19, 2006, Connetics announced that due to the delay in filing its Form 10-Q for the period ended March 31, 2006, the Company had received a Nasdaq Staff Determination Notice from the Nasdaq Stock Market Listing Qualifications Department indicating that the Company’s common stock was subject to delisting pursuant to Nasdaq Marketplace Rule 4310(c)(14). Subsequently, Connetics requested and participated in a hearing before the Nasdaq Listing Qualifications Panel, thereby automatically deferring the delisting of Connetics’ common stock pending the Panel’s review and determination.
With the filing of the Form 10-Q for the quarter ended March 31, 2006, and the Annual Report on Form 10-K/A for 2005, management believes the Company is now in compliance with Nasdaq Marketplace Rule 4310(c)(14).

About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%; Luxiq® (betamethasone valerate) Foam, 0.12%; Soriatane® (acitretin) capsules; and Evoclin® (clindamycin) Foam, 1%. Connetics is developing Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis; Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis; Extina® (ketoconazole) VersaFoam-HF, 2%, to treat seborrheic dermatitis; and Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, to treat acne. Connetics’ product formulations are designed to improve the management of dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.
Note: Rogaine® is a registered trademark of Pfizer, Inc. (formerly Pharmacia Corporation). Nothing in this press release should be construed to reflect commercial timing for this product.
Forward Looking Statements
Except for historical information, this press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Connetics expects, believes or anticipates will or may occur in the future, including, particularly, statements about its restatement and amended Securities and Exchange Commission filings, remediation measures it plans to implement, its compliance with Nasdaq Marketplace Rule 4310(c)(14), sales growth of its product portfolio, revenues resulting from product sales and global licenses, the timing and impact of approvals, earnings estimates, future financial performance and financial guidance, are forward-looking statements. All forward-looking statements are based on assumptions made by Connetics’ management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Connetics’ control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ amended Annual Report on Form 10-K/A for the year ended December 31, 2005 and Form 10-Q for the quarter ended March 31, 2006. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements.

Connetics Corporation	Lippert/Heilshorn & Associates
John Higgins, CFO	Don Markley or Bruce Voss
(650) 843-2800	(310) 691-7100
jhiggins@connetics.com	dmarkley@lhai.com
Press Release Code: CNCT-F

CONNETICS CORPORATION
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
Net Revenues:
Product	$46,949	$40,205
Royalty and contract	184	181

Total revenues	47,133	40,386

Operating costs and expenses:
Cost of product revenues	3,919	3,766
Amortization of intangible assets	3,902	3,399
Research and development	8,182	5,898
Selling, general and administrative	30,365	27,809

Total operating costs and expenses	46,368	40,872

Income (loss) from operations	765	(486)
Interest income	2,242	477
Interest expense	(1,865)	(771)
Other income (expense), net	52	(59)

Income (loss) before income taxes	1,194	(839)

Provision for income taxes	81	105

Net income (loss)	$1,113	$(944)

Net income per share:
Basic	$0.03	$(0.03)

Diluted	$0.03	$(0.03)

Shares used to calculate net income (loss) per share:
Basic	33,646	35,699

Diluted	34,953	35,699

CONNETICS CORPORATION
Reconciliation of GAAP to Non-GAAP Earnings Per Share
(In thousands, except share and per share amounts)
(Unaudited)
On January 1, 2006, we adopted SFAS 123(R) and recorded stock-based compensation expense during the three months ended March 31, 2006. The table below presents net income excluding stock-based compensation, which is a Non-GAAP measure used by the Company when evaluating its financial results as well as for internal planning and forecasting purposes. This Non-GAAP measure should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP. The following is a reconciliation of our GAAP and non-GAAP net income (in thousands, except per share amounts):

Net income (GAAP)	$1,113

Stock-based compensation expense:
Selling, general and administrative	1,162
Research and development	245

Total stock-based compensation expense	1,407

Net income excluding stock-based Compensation expense (Non-GAAP) (1)	$2,520

Shares used in per share calculation — diluted (Non- GAAP)	34,953

Net income per share — diluted, excluding stock-based Compensation expense (Non-GAAP)	$0.07

(1)	Due to the Company’s deferred tax assets being offset by a valuation allowance, there is no tax impact from the stock-based compensation expense.

CONNETICS CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2006	2005
	(unaudited)	(audited)
Assets

Assets:
Cash, cash equivalents and short-term investments	$244,198	$271,096
Restricted cash	4,059	4,059
Accounts receivable and other current assets	59,976	40,523
Goodwill and other intangible assets, net	123,697	115,060
Property and equipment, net	14,296	14,438
Other long-term assets	11,785	12,313

Total assets	$458,011	$457,489

Liabilities and Stockholders’ Equity

Liabilities and stockholders’ equity:
Current liabilities	$64,293	$67,055
Other liabilities	290,572	290,517
Stockholders’ equity	101,146	99,917

Total liabilities and stockholders’ equity	$458,011	$457,489

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